                                                            Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement of Indiana Community Bancorp on Form S-8 of our report, dated March 5, 2009 on our audits of the consolidated financial statements of Indiana Community Bancorp as of December 31, 2008 and the year then ended, which report is incorporated by reference in Indiana Community Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.  We also consent to the incorporation by reference of our report dated March 5, 2009, on our audit of the internal control over financial reporting of Indiana Community Bancorp as of December 31, 2008, which report is included in this Annual Report on Form 10-K.

/s/ BKD, LLP

Indianapolis, Indiana
March 10, 2009